Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below, as a Director and/or Officer of Piper Jaffray Companies (the “Company”), a Delaware corporation with its general offices in the city of Minneapolis, Minnesota, does hereby make, constitute and appoint Andrew S. Duff, Debbra L. Schoneman and John W. Geelan, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign a registration statement or registration statements on Form S-8 covering the registration of securities of the Company to be issued under the Piper Jaffray Companies 2016 Employment Inducement Award Plan as approved by the Board of Directors of the Company, and any amendments or post-effective amendments to such registration statement or statements and documents in connection therewith, all to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of February 23, 2016.

/s/ Andrew S. Duff	/s/ Lisa K. Polsky
Andrew S. Duff,	Lisa K. Polsky, Director
Chairman and Chief Executive Officer

/s/ Debbra L. Schoneman	/s/ Sherry M. Smith
Debbra L. Schoneman	Sherry M. Smith, Director
Chief Financial Officer

/s/ William R. Fitzgerald	/s/ Philip E. Soran
William R. Fitzgerald, Director	Philip E. Soran, Director

/s/ B. Kristine Johnson	/s/ Scott C. Taylor
B. Kristine Johnson, Director	Scott C. Taylor, Director

/s/ Addison L. Piper	/s/ Michele Volpi
Addison L. Piper, Director	Michele Volpi, Director